Exhibit 10.1

June 7, 2017

Sent Via Email

David Bissmeyer, COO

Providence Energy Operators, LLC

Providence Energy Partners III, LP

16400 North Dallas Parkway, Suite 400

Dallas, TX 75248

Re:                             Credit Facility Amendment and Expansion/Extension of AMI

Dear David:

Due to time constraints in preparing the formal paperwork memorializing an extension of PetroShare Corp.’s (“PetroShare”) Revolving Line of Credit Facility Agreement and the related Promissory Note with Providence Energy Partners III, LP (“PEP III”), both dated October 13, 2016 and as amended on March 30, 2017 (the “PEP III Facility”), and the extension and expansion of the Area of Mutual Interest (the “AMI”) between PetroShare and Providence Energy Operators, LLC (“PEO”), this letter sets forth the basic terms and conditions to be included in final documents related thereto.

The parties agree to amend the terms and conditions of the PEP III Facility as follows:

1.                                      PEP III and PetroShare agree that the PEP III Facility maturity date of June 13, 2017, as amended, will be immediately and without further action by either party extended to July 18, 2017 to allow time for the preparation of formal documents (the “Final Document Date”); prior to the Final Document Date, the parties will work in good faith to prepare and execute formal documentation implementing the provisions of this letter agreement.

2.                                      Subject to the terms below and execution of the formal documentation, PEP III and PetroShare agree to extend the due date for the remaining principal balance and accrued interest to December 27, 2017 (“PEP III Extension Period”).

3.                                      Subject to execution of the formal documentation, PEO and PetroShare agree to amend and expend the AMI to include the following (the “PEO AMI Expansion Area”):

a.              All of T1S R67W, Adams Co. CO, plus a one mile boundary or halo around the perimeter of the township (the “Original PEO AMI”);

b.              All of T1S R66W, T2S R66W and T1S R65W, Adams Co, and Sections 19 through 36, T1N R65W, Weld Co — South Brighton Area; and

c.               All of T7N R63W, Weld Co. — Northern Wattenberg Area — Morning Gun, plus a one mile boundary or halo around the perimeter of the township.

4.                                      During the term of the PEP III Extension Period, and with the approval of PEO, PEP III and PEO shall have an option to participate in any new acquisitions in the AMI Expansion Area

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PEO and PEP III Credit Facility Amendment & AMI Expansion

on the basis of 45% PEO, 45% PetroShare, and 10% PEP III, subject to the following qualifications:

a.              The new PEP III participation option would only apply to oil and gas lease acquisitions that are offered in batch submissions equal to or greater than 40 net acres (i.e., a minimum of 4 net acres to PEP III), not including pending submissions as of the date of this letter, including but not limited to those in Section 28 T1S R67W, Adams Co, CO;

b.              As to PEP III, the acquisition of mineral only interests will be exempt from the agreement; and

c.               The 45/45/10 option would terminate the earlier of (i) when the PEP III Facility is paid off in full, or (ii) December 27, 2017, following which any option in favor of PEP III would terminate, but the option in favor of PEO would continue and only as to the PEO Expansion Area.

5.                                      As partial consideration for the PEP III Extension Period, the interest rate on the PEP III Credit Facility will be increased to 10% per annum on a “go forward” basis commencing on the date of this letter.

6.                                      Notwithstanding anything to the contrary governing the Original PEO AMI, the PEO AMI Expansion Area to acquire a 50% interest shall be extended to expire on June 1, 2019.

7.                                      In the event the PEP III Facility is paid in full on or prior to the July 18, 2017 Final Document Date, then the amendment to the PEO AMI Expansion Area will be modified to include the following:

a.              All of the Original PEO AMI;

b.              Any new acreage acquisitions within any actual or proposed drilling spacing unit not to exceed 1280 acres more or less (a “DSU”), which includes, or is in an adjacent section that includes, acreage currently owned as of the date of the letter by PEO and PetroShare in T1S R66W, T2S R66W and T1S R65W, Adams Co and Sections 19 through 36, T1N R65W, Weld Co — South Brighton Area;

c.               Any new acreage acquisitions within an actual or proposed DSU not to exceed 1280 acres more or less, which includes, or is in an adjacent section that includes, acreage currently owned by PEO and PetroShare in T7N R63W, Weld Co. — Northern Wattenberg Area — Morning Gun;

d.              The expiration date of May 13, 2018 governing the Original PEO AMI shall remain unchanged; and

e.               PEO shall have the right to acquire a 50% pro rata interest in any acreage included in proposed DSU’s that included current acreage owned 50% pro rata by PEO.

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PEO and PEP III Credit Facility Amendment & AMI Expansion

Please indicate your agreement to the above signing and sending back a copy of this Letter by email.

Sincerely,

/s/ Paul D. Maniscalco
Paul D. Maniscalco
Chief Financial Officer

Agreed to and accepted by:
PROVIDENCE ENERGY OPERATORS, LLC

By:	/s/ David Bissmeyer
Title:	Chief Operating Officer
Date:	June 8, 2017

PROVIDENCE ENERGY PARTNER III, LP

By:	/s/ David Bissmeyer
Title:	Chief Operating Officer
Date:	June 8, 2017